Exhibit 10.35

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of March 15, 2006, by and between NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 1, 2004, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Section 1.1 (a) is hereby amended by deleting “Eight Million Dollars ($8,000,000.00)” as the maximum principal amount available under the Line of Credit, and by substituting for said amount” Twelve Million Dollars ($12,000,000.00),” with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of March 15, 2006 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2. The first sentence of Section 1.1 (b) is hereby deleted in its entirety, and the following substituted therefor:

“Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of eighty-five percent (85%) of Borrower’s eligible accounts receivable, plus fifty percent (50%) of the value of Borrower’s eligible inventory (exclusive of work in process and inventory which is obsolete, unsaleable or damaged), with value defined as the lower of cost or market value; provided however, that outstanding borrowings against inventory shall not at any time exceed an aggregate of Six Million Dollars ($6,000,000.00) however the outstanding borrowings against such inventory shall not at any time exceed eligible accounts receivable.”

3. Section 1.1(b)(viii) is hereby deleted in its entirety, and the following substituted therefor:

“(viii) that portion of any account from an account debtor which represents the amount by which Borrower’s total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower’s total accounts, except that Borrower’s total accounts from account debtors Mannatech, Inc. and a new account debtor acceptable to Bank shall not exceed thirty-five percent (35%) as determined by semi-monthly report pursuant to Section 4.3(d) below;”

4. The following is hereby added to the Credit Agreement as Section 1.4.1:

“SECTION 1.4.1 LOAN COMMITMENT.

(a) Loan Commitment. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including May 31, 2006, not to exceed the aggregate principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (“Loan Commitment”), the proceeds of which shall be used for Borrower’s working capital needs associated with the orders from a new account debtor acceptable to Bank. Borrower’s obligation to repay advances under the Loan Commitment shall be evidenced by a promissory note dated as of March 15, 2006 (“Loan Commitment Note”), all terms of which are incorporated herein by this reference.

(b) Borrowing and Repayment. Borrower may from time to time during the term of the Loan Commitment borrow and partially or wholly repay its outstanding borrowings, provided that amounts repaid may not be reborrowed, subject to all the limitations, terms and conditions contained herein; provided however, that the total outstanding borrowings under the Loan Commitment shall not exceed the maximum principal amount available thereunder, as set forth above. The outstanding principal balance of the Loan Commitment shall be due and payable in full on May 31, 2006.

(c) Prepayment. Borrower may prepay principal on the Loan Commitment solely in accordance with the provisions of the Loan Commitment Note.”

5. The first paragraph of Section 1.7 is hereby deleted in its entirety, and the following substituted therefor:

“As security for all indebtedness of Borrower to Bank under the Line of Credit and Loan Commitment, Borrower hereby grants to Bank security interests of first priority in all EJorrower’s accounts receivable and other rights to payment, general intangibles, inventory, equipment and fixtures.”

6. Section 4.3.(d) is hereby deleted in its entirety, and the following substituted therefor:

“(d) not later than 15 days after and as of the end of each month, an inventory collateral report, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts; semi-monthly collateral report if Borrower elects to use 35% concentration allowance for Mannatech, Inc. and a new account debtor acceptable to Bank, and not later than 30 days after and as of the end of each May and November, a list of the names, addresses and contact phone numbers of all Borrower’s account debtors;”

7. Sections 4.9.(b) and (d) are hereby deleted in their entirety, and the following substituted therefor:

“(b) Total Liabilities divided by Tangible Net Worth not greater than 1.75 to 1.0 until fiscal year end June 30, 2006, not greater than 1.25 to 1.0 from July 1, 2006 through June 30, 2007 and not greater than 1.0 to 1.0, thereafter, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with “Tangible Net Worth” as defined above.

(d) Fixed Charge Coverage Ratio not less than 1.25 to 1.0 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with “Fixed Charge Coverage Ratio” defined as the aggregate of net profit after taxes plus depreciation expense, amortization expense and net contributions, divided by the aggregate of the current maturity of long-term debt and capitalized lease payments.”

8. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

9. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

NATURAL ALTERNATIVES INTERNATIONAL, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/S/ JOHN REAVES	By:	/S/ BERNIE PALMER
Title:	CFO		Bernie Palmer
Vice President

By:	/s/ RANDY WEAVER
Title:	President